Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER INC. REPORTS FISCAL 2017 SECOND-QUARTER RESULTS

CHARLOTTE, NC, February 6, 2017 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2017 second quarter ended December 31, 2016.

Second-Quarter Highlights:

•	Net revenue increased 23% to $358.5 million from the same period last year; Supply Chain Services segment revenue rose 34% and Performance Services segment revenue decreased 3%.

•	Net income rose 193% to $178.7 million from the same period a year ago. Diluted earnings per share totaled $1.09, compared with a loss of $1.31 per share in the prior year.

•	Non-GAAP adjusted EBITDA* of $122.0 million increased 5% from the same period last year.

•	Non-GAAP adjusted fully distributed net income* increased 6% to $65.2 million, representing $0.46 per diluted share, an increase of 10% over $0.42 per diluted share from a year ago.

•	Management affirms full-year fiscal 2017 guidance for Performance Services segment revenue, non-GAAP Adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share, while Supply Chain Services and consolidated net revenue guidance is being decreased by $20 million solely as a result of a non-cash purchase accounting adjustment to reflect a reduction of net administrative fee revenue attributable to the Innovatix and Essensa acquisition.

*	Descriptions of non-GAAP adjusted EBITDA, adjusted fully distributed net income and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

“Our fiscal 2017 second-quarter results reflect the continued strong performance of our group purchasing organization, which helped deliver non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share that exceeded our expectations,” said Susan DeVore, president and chief executive officer. “The Performance Services segment, including our information technology and advisory services businesses, operated in line with the expectations that management articulated on our first-quarter conference call, and we continue to expect revenue to increase in the second half of the fiscal year.

“In the midst of the current dynamic regulatory environment, we continue to believe that Premier remains uniquely positioned with a differentiated and comprehensive offering that will help our members reduce costs, improve quality and safety, and transition to value-based care in the months and years ahead,” DeVore said. “Our consolidated revenue and earnings are growing, generating strong cash flow and preserving our healthy balance sheet. This performance provides us with the ongoing resources and flexibility to invest in future opportunities designed to meet our members’ needs and drive long-term stockholder value.”

Premier, Inc. FY’17 Q2 Results

Results of Operations for the Second Quarter of Fiscal 2017

Consolidated Second-Quarter Financial Highlights
	Three months ended December 31,			Six months ended December 31,
(in thousands, except per share data)	2016	2015	% Change	2016	2015	% Change

Net Revenue (a):
Supply Chain Services:
Net administrative fees	$129,071	$120,733	7%	$255,047	$238,682	7%
Other services and support	1,201	1,040	15%	2,846	1,859	53%

Services	130,272	121,773	7%	257,893	240,541	7%
Products	142,378	81,316	75%	248,507	159,097	56%

Total Supply Chain Services (a)	272,650	203,089	34%	506,400	399,638	27%
Performance Services (a)	85,850	88,580	(3)%	165,372	162,866	2%

Total (a)	$358,500	$291,669	23%	$671,772	$562,504	19%

Net income	$178,675	$60,995	193%	$236,770	$113,248	109%
Net income (loss) attributable to stockholders (c)	$332,766	$(54,383)	nm	$403,068	$416,771	(3)%
Adjusted net income (loss) (b) (c)	$154,695	$(54,383)	nm	$191,839	$88,160	118%
Weighted average shares outstanding:
Basic	49,445	41,575	19%	48,330	39,655	22%
Diluted	141,308	41,575	240%	142,133	145,927	(3)%
Earnings (loss) per share attributable to stockholders:
Basic	$6.73	$(1.31)	nm	$8.34	$10.51	(21)%
Diluted (b) (c)	$1.09	$(1.31)	nm	$1.35	$0.60	125%

NON-GAAP MEASURES:
Adjusted EBITDA (a) (d):
Supply Chain Services	$119,022	$107,989	10%	$236,326	$210,938	12%
Performance Services	28,603	34,462	(17)%	50,914	59,387	(14)%

Total segment adjusted EBITDA	147,625	142,451	4%	287,240	270,325	6%
Corporate	(25,616)	(26,396)	3%	(54,458)	(49,273)	(11)%

Total (a)	$122,009	$116,055	5%	$232,782	$221,052	5%

Adjusted fully distributed net income (d)	$65,242	$61,747	6%	$124,170	$117,770	5%

Earnings per share on adjusted fully distributed net income - diluted (a) (d)	$0.46	$0.42	10%	$0.87	$0.81	7%

(a)	Bolded measures correspond to company guidance.
(b)	Adjusted net income is used to calculate diluted earnings per share and is derived from net income, adjusted for the tax expense related to Premier Inc. retaining the portion of net income attributable to income from non-controlling interest in Premier, LP. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release for explanation of numerators and denominators used to calculate basic and diluted EPS.
(c)	Due to the net loss attributable to stockholders during the three months ended December 31, 2015, diluted earnings per share is equal to basic earnings per share.
(d)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

nm = not meaningful

For the fiscal second-quarter ended December 31, 2016, Premier generated net revenue of $358.5 million, an increase of 23%, from net revenue of $291.7 million for the same period a year ago.

Net income for the fiscal second-quarter was $178.7 million, compared with $61.0 million for the same period a year ago. The increase is primarily due to growth in the company’s historical Supply Chain Services business, as well as acquisition contributions within the Supply Chain Services segment. In accordance with GAAP, fiscal 2017 and 2016 second-quarter net income attributable to stockholders included non-cash adjustments of $285.2 million and $(65.6) million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported net income attributable to stockholders of $332.8 million, compared with a net loss of $54.4 million. Second-quarter diluted earnings per share, which is based on net income adjusted for the tax expense related to Premier Inc.

Premier, Inc. FY’17 Q2 Results

retaining the portion of net income attributable to income from non-controlling interest in Premier LP, was $1.09, compared with a net loss of $1.31 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal second-quarter non-GAAP adjusted EBITDA of $122.0 million increased 5% from $116.1 million for the same period the prior year. Adjusted EBITDA growth was primarily driven by an increase in the company’s Supply Chain Services revenue, and to a lesser degree by a slight decrease in corporate expenses, partially offset by a decline in Performance Services adjusted EBITDA.

Non-GAAP adjusted fully distributed net income for the fiscal second-quarter increased 6% to $65.2 million from $61.7 million for the same period a year ago. Adjusted fully distributed earnings per share increased to $0.46 from $0.42 for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal second-quarter ended December 31, 2016, the Supply Chain Services segment generated net revenue of $272.7 million, an increase of 34% from $203.1 million a year ago. The revenue increase was driven by growth in the company’s group purchasing organization (GPO) and products businesses. GPO net administrative fees revenue of $129.1 million increased 7% from a year ago, driven primarily by improved contract penetration of existing members and also the ongoing positive impact of conversion of newer members. An additional $5.6 million cash contribution from Innovatix and Essensa was unable to be recognized as revenue due to the purchase accounting adjustment. Under the company’s GAAP revenue recognition accounting policy, these administrative fees would be ordinarily recorded as revenue when reported to the company; however, the acquisition method of accounting requires Premier to estimate the amount of purchases occurring prior to the transaction date and to record the fair value of the administrative fees to be received from those purchases as an account receivable (as opposed to recognizing revenue when these transactions are reported to the company) and record any corresponding revenue share obligation as a liability. Product revenues of $142.4 million increased 75% from a year ago due to a contribution of $56.5 million from the Acro Pharmaceutical Services business acquired in August 2016 and the ongoing expansion of the company’s existing integrated pharmacy and direct sourcing businesses. These increases were partially offset by the continuing industry-wide decline in specialty pharmacy revenues associated with the treatment of Hepatitis C, as well as by lower-than-expected revenue from Acro related to market controls imposed by the manufacturer of a limited distribution drug and to a delay in obtaining reissuance of a dispensing license in California following acquisition, both of which have now been remediated.

Supply Chain Services segment adjusted EBITDA of $119.0 million for the fiscal 2017 second-quarter increased 10% from $108.0 million for the same period a year ago. The increase primarily reflects growth in net administrative fees revenue, augmented by contributions from the recent acquisitions and investments, including a non-GAAP adjustment, in the amount of $5.6 million, for cash collections from Innovatix and Essensa which were unable to be recognized as GAAP revenue due to the purchase accounting adjustment.

Premier, Inc. FY’17 Q2 Results

Performance Services

For the fiscal second-quarter ended December 31, 2016, the Performance Services segment generated net revenue of $85.9 million, a decrease of 3% from $88.6 million for the same quarter last year, primarily due to a decrease in advisory services revenue from the prior year. Advisory services business revenue was impacted by the timing of engagements compared to the prior year. Management continues to expect Performance Services to produce full fiscal-year revenue growth of 7% to 13% from the prior year.

Performance Services segment adjusted EBITDA of $28.6 million for the fiscal 2017 second-quarter decreased 17% from $34.5 million for the same quarter last year. Growth was impacted as a result of the revenue decrease in the quarter and an increase in cost of sales, primarily related to higher labor and consulting costs associated with specific contracts.

Results of Operations for the Six Months Ended December 31, 2016

For the six months ended December 31, 2016, Premier generated net revenue of $671.8 million, a 19% increase from net revenue of $562.5 million for the same period a year ago.

Net income for the six-month period totaled $236.8 million, compared with $113.2 million for the same period a year ago. Fiscal 2017 and 2016 six-month net income attributable to stockholders required non-cash adjustments of $347.0 million and $401.2 million, respectively, to reflect changes in redemption value of the limited partners Class B common unit ownership at the end of each period. These non-cash adjustments result from changes in the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments based on the changes in stock price, the company reported net income attributable to stockholders of $1.35 per fully diluted share, compared with a net income attributable to stockholders of $0.60 per share a year ago. (See income statement in the tables section of this press release.)

For the six months ended December 31, 2016, non-GAAP adjusted EBITDA of $232.8 million increased 5% from $221.1 million for the same period last year. Non-GAAP adjusted fully distributed net income for the six months rose 5% to $124.2 million, or $0.87 per fully diluted share, from $117.8 million, or $0.81 per fully diluted share, for the same period a year ago.

Supply Chain Services segment net revenue for the six months of fiscal 2017 increased 27% to $506.4 million from $399.6 million a year earlier. Supply Chain Services segment adjusted EBITDA increased 12% to $236.3 million from $210.9 million for the prior year.

Performance Services segment net revenue for the six months of fiscal 2017 increased 2% to $165.4 million from $162.9 million a year earlier, while segment adjusted EBITDA decreased 14% to $50.9 million from $59.4 million primarily as a result of the timing of revenue recognition on certain engagements.

Cash Flows and Liquidity

Cash provided by operating activities was $138.4 million for the six-month period ended December 31, 2016, compared with $134.7 million for the same period last year. The increase in cash flow from operations primarily results from higher net income particularly from growth in net administrative fees. At December 31, 2016, the company’s cash and cash equivalents totaled $218.9 million, compared with $156.0 million in cash, cash equivalents, and short- and long-term marketable securities at

Premier, Inc. FY’17 Q2 Results

September 30, 2016. The increase in cash, cash equivalents and short- and long-term marketable securities, compared with last quarter, primarily results from cash generated from operations. At December 31, 2016, there was $327.5 million drawn on the company’s unsecured $750 million, five-year revolving credit facility for the acquisition of Innovatix and Essensa, the settlement of a portion of the October 31, 2016 quarterly Class B common unit exchange for cash, and general corporate purposes.

Subsequent to quarter end, Premier used a combination of $23.3 million in available cash and Class A shares of common stock to settle the January 31, 2017 quarterly member unit exchange, repurchasing 776,664 Class B units for cash and exchanging 520,018 Class B units on a one-for-one basis for shares of Class A shares of common stock. The company also used $97.5 million in borrowings under its long-term credit facility to pay the balance of the purchase price for the acquisitions of Innovatix and Essensa. On February 1, 2017, the company repaid $50.0 million of outstanding borrowings under the credit facility.

Non-GAAP free cash flow for the fiscal second-quarter ended December 31, 2016 was $57.0 million, compared with free cash flow of $67.2 million for the same period a year ago. The decrease in free cash flow from the same period a year ago resulted from a higher level of working capital required in the quarter, partially offset by a decrease in capital expenditures and an increase in cash net income. (See free cash flow definition in “Use and Definition of Non-GAAP Financial Measures,” and reconciliation to net cash provided by operating activities is provided in the tables section of this press release).

Fiscal 2017 Outlook and Guidance

Based on results for the six months ended December 31, 2016 and management’s current expectations for the remainder of fiscal 2017, the company affirms its full fiscal-year 2017 financial guidance range for Performance Services segment revenue, non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share. Supply Chain Services and consolidated net revenue guidance is being revised downward by $20 million, based solely on the non-cash purchase accounting adjustment to net administrative fees revenue related to the December 2016 Innovatix and Essensa acquisition. Approximately $5.6 million of the estimated $20 million adjustment was recorded in the fiscal second quarter, and management expects the bulk of the remainder of the adjustment to be recorded in its fiscal third quarter. The company has added the impact of the Innovatix and Essensa-related GAAP revenue reduction to non-GAAP adjusted EBITDA, non-GAAP adjusted fully distributed net income and non-GAAP adjusted fully distributed earnings per share, as the purchase accounting adjustment is non-cash and non-recurring and thus aligns with the company’s existing non-GAAP financial measure definitions.

Premier, Inc. FY’17 Q2 Results

Fiscal 2017 Financial Guidance (1)

Premier, Inc. adjusts full-year fiscal 2017 financial guidance, as follows:

	Current*		Previous
(In millions, except per share data)	FY 2017	% YoY Increase	FY 2017
Net Revenue:
Supply Chain Services segment	$1,129.0 - $1,180.0	36% - 42%	$1,149.0 - $1,200.0
Performance Services segment	$355.0 - $375.0	7% - 13%	$355.0 - $375.0

Total Net Revenue	$1,484.0 - $1,555.0	28% - 34%	$1,504.0 - $1,575.0

Non-GAAP adjusted EBITDA	$493.0 - $521.0	12% - 18%	$493.0 - $521.0

Non-GAAP adjusted fully distributed EPS	$1.80 - $1.93	13% - 21%	$1.80 - $1.93

*	Guidance adjustments as of February 6, 2017 pertain to Supply Chain Services net revenue and total net revenue, which are reduced as noted in the table based on a purchase accounting adjustment to administrative fees revenue related to the December 2016 Innovatix/Essensa acquisition. The company affirms previous guidance for Performance Services revenue, non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed EPS.
(1)	The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is because of two primary reasons:
•	Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the company’s stock price between quarters, which the company cannot predict, control or reasonably estimate.
•	Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis.

Conference Call

Premier management will host a conference call and live audio webcast on Monday, February 6, 2017, at 5:00 p.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 51371916. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,750 U.S. hospitals and more than 130,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Premier, Inc. FY’17 Q2 Results

Use and Definition of Non-GAAP Financial Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Non-recurring items are income or expenses or other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses.

In addition, adjusted fully distributed net income eliminates the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock (which exchanges are a member owner’s cumulative right, but not obligation, which began on October 31, 2014, and occur each quarter thereafter, and are limited to one-seventh of the member owner’s initial allocation of Class B common units per year) and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income of unconsolidated affiliates. Non-recurring items include certain strategic and financial restructuring expenses. Non-operating items include gain or loss on the disposal of assets. Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Premier, Inc. FY’17 Q2 Results

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to expected financial growth trends in our Performance Services business, expected revenue from our integrated information technology solutions and advisory services, the statements related to fiscal 2017 outlook and guidance and the affirmation or revision of previously provided guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2016 filed with the SEC on August 26, 2016 and Form 10-Q for the fiscal quarter ended December 31, 2016, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts

Investor relations contact:	Media contact:

Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.879.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier, Inc. FY’17 Q2 Results

Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share data)
	Three months ended December 31,		Six months ended December 31,
	2016	2015	2016	2015
Net revenue:
Net administrative fees	$129,071	$120,733	$255,047	$238,682
Other services and support	87,051	89,620	168,218	164,725

Services	216,122	210,353	423,265	403,407
Products	142,378	81,316	248,507	159,097

Net revenue	358,500	291,669	671,772	562,504
Cost of revenue:
Services	44,856	40,492	87,546	78,616
Products	131,158	72,105	226,971	143,104

Cost of revenue	176,014	112,597	314,517	221,720

Gross profit	182,486	179,072	357,255	340,784
Operating expenses:
Selling, general and administrative	95,927	99,284	188,165	186,222
Research and development	767	424	1,573	880
Amortization of purchased intangible assets	11,151	9,271	20,360	15,318

Operating expenses	107,845	108,979	210,098	202,420

Operating income	74,641	70,093	147,157	138,364

Remeasurement gain attributable to acquisition of Innovatix, LLC	204,833	—	204,833	—
Equity in net income of unconsolidated affiliates	5,127	4,785	14,706	9,375
Interest and investment income (loss), net	(857)	(937)	(1,009)	(696)
Loss on disposal of long-lived assets	—	—	(1,518)	—
Other income (expense), net	(131)	(272)	875	(2,081)

Other income, net	208,972	3,576	217,887	6,598

Income before income taxes	283,613	73,669	365,044	144,962
Income tax expense	104,938	12,674	128,274	31,714

Net income	178,675	60,995	236,770	113,248
Net income attributable to non-controlling interest in Premier LP	(131,117)	(49,817)	(180,718)	(97,717)
Adjustment of redeemable limited partners’ capital to redemption amount	285,208	(65,561)	347,016	401,240

Net income (loss) attributable to stockholders	$332,766	$(54,383)	$403,068	$416,771

Calculation of GAAP Earnings (Loss) per Share

Numerator for basic earnings (loss) per share:
Net income (loss) attributable to stockholders	$332,766	$(54,383)	$403,068	$416,771

Numerator for diluted earnings (loss) per share:
Net income (loss) attributable to stockholders	332,766	(54,383)	403,068	416,771
Adjustment of redeemable limited partners’ capital to redemption amount	(285,208)	—	(347,016)	(401,240)
Net income attributable to non-controlling interest in Premier LP	131,117	—	180,718	97,717

Net income (loss)	178,675	(54,383)	236,770	113,248
Tax effect on Premier Inc. net income (a)	(23,980)	—	(44,931)	(25,088)

Adjusted net income (loss)	$154,695	$(54,383)	$191,839	$88,160

Denominator for basic earnings (loss) per share:
Weighted average shares (b)	49,445	41,575	48,330	39,655

Denominator for diluted earnings (loss) per share:
Weighted average shares - basic	49,445	41,575	48,330	39,655
Effect of dilutive stock based awards: (c)	401	—	437	2,129
Class B shares outstanding	91,462	—	93,366	104,143

Weighted average shares and assumed conversions	141,308	41,575	142,133	145,927

Basic earnings (loss) per share	$6.73	$(1.31)	$8.34	$10.51
Diluted earnings (loss) per share	$1.09	$(1.31)	$1.35	$0.60

(a)	Represents income tax expense related to Premier, Inc. retaining the portion of net income attributable to income from non-controlling interest in Premier, LP for the purpose of diluted earnings per share.
(b)	Weighted average number of common shares used for basic earnings per share excludes weighted average shares of non-vested stock options, non-vested restricted stock, non-vested performance share awards and Class B shares outstanding for the three and six months ended December 31, 2016 and 2015.
(c)	For the three and six months ended December 31, 2016, the effect of 1.9 million stock options, restricted stock units and performance share awards were excluded from diluted weighted average shares outstanding as they had an anti-dilutive effect. For the three months ended December 31, 2015, the effect of 2.3 million stock options, restricted stock units and performance share awards and 102.2 million Class B common units exchangeable for Class A common shares were excluded from diluted weighted average shares outstanding due to the net loss sustained for the quarter and as including them would have been anti-dilutive for the period. For the six months ended December 31, 2015, the effect of 1.2 million stock options were excluded from diluted weighted average shares outstanding as they have an anti-dilutive effect.

Premier, Inc. FY’17 Q2 Results

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	December 31, 2016	June 30, 2016
Assets
Cash and cash equivalents	$218,892	$248,817
Marketable securities	—	17,759
Accounts receivable (net of $3,725 and $1,981 allowance for doubtful accounts, respectively)	181,083	144,424
Inventory	65,690	29,121
Prepaid expenses and other current assets	45,674	19,646
Due from related parties	2,611	3,123

Total current assets	513,950	462,890
Marketable securities	—	30,130
Property and equipment (net of $288,565 and $265,751 accumulated depreciation, respectively)	180,408	174,080
Intangible assets (net of $71,230 and $50,870 accumulated amortization, respectively)	411,343	158,217
Goodwill	862,939	537,962
Deferred income tax assets	462,658	422,849
Deferred compensation plan assets	38,306	39,965
Investments in unconsolidated affiliates	98,795	16,800
Other assets	14,344	12,490

Total assets	$2,582,743	$1,855,383

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$70,163	$46,003
Accrued expenses	60,036	56,774
Revenue share obligations	69,183	63,603
Limited partners’ distribution payable	22,733	22,493
Accrued compensation and benefits	42,090	60,425
Deferred revenue	52,156	54,498
Current portion of tax receivable agreements	13,912	13,912
Current portion of long-term debt	338,505	5,484
Deferred purchase price payable, acquisition of Innovatix, LLC and Essensa Ventures, LLC	97,500	—
Other liabilities	25,417	2,871

Total current liabilities	791,695	326,063
Long-term debt, less current portion	6,999	13,858
Tax receivable agreements, less current portion	309,380	265,750
Deferred compensation plan obligations	38,306	39,965
Deferred tax liabilities	84,341	—
Other liabilities	46,262	23,978

Total liabilities	1,276,983	669,614

Redeemable limited partners’ capital	2,720,009	3,137,230
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 50,155,907 and 45,995,528 shares issued and outstanding at December 31, 2016 and June 30, 2016, respectively	502	460
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 89,761,541 and 96,132,723 shares issued and outstanding at December 31, 2016 and June 30, 2016, respectively	—	—
Additional paid-in-capital	—	—
Accumulated deficit	(1,414,751)	(1,951,878)
Accumulated other comprehensive loss	—	(43)

Total stockholders’ deficit	(1,414,249)	(1,951,461)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,582,743	$1,855,383

Premier, Inc. FY’17 Q2 Results

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six months ended December 31,
	2016	2015
Operating activities
Net income	$236,770	$113,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,576	39,382
Equity in net income of unconsolidated affiliates	(14,706)	(9,375)
Deferred income taxes	116,214	21,331
Stock-based compensation	12,066	25,022
Adjustment to tax receivable agreement liability	(5,722)	(4,818)
Remeasurement gain attributable to acquisition of Innovatix, LLC	(204,833)	—
Loss on disposal of long-lived assets	1,518	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(11,888)	(26,245)
Other assets	274	(10,853)
Inventories	(31,832)	2,814
Accounts payable, accrued expenses, and other current liabilities	(4,136)	(12,376)
Long-term liabilities	(4,100)	(3,943)
Other operating activities	163	540

Net cash provided by operating activities	138,364	134,727

Investing activities
Proceeds from sale of marketable securities	48,013	339,674
Purchase of marketable securities	—	(19,211)
Acquisition of Innovatix, LLC and Essensa Ventures, LLC, net of cash acquired	(222,217)	—
Acquisition of Acro Pharmaceutical Services LLC and Community Pharmacy Services, LLC, net of cash acquired	(68,745)	—
Acquisition of CECity.com, Inc., net of cash acquired	—	(398,261)
Acquisition of Healthcare Insights, LLC, net of cash acquired	—	(64,634)
Acquisition of InFlow Health, LLC, net of cash acquired	—	(6,088)
Investment in unconsolidated affiliates	(65,660)	(1,000)
Distributions received on equity investment	6,550	11,743
Purchases of property and equipment	(34,325)	(38,882)
Other investing activities	26	(5)

Net cash used in investing activities	(336,358)	(176,664)

Financing activities
Proceeds from credit facility	327,500	150,000
Payments on credit facility	—	(50,000)
Payments made on notes payable	(1,338)	(1,336)
Proceeds from exercise of stock options under equity incentive plan	2,909	237
Proceeds from issuance of Class A common stock under stock purchase plan	1,256	1,302
Repurchase of vested restricted units for employee tax-withholding	(17,629)	(46)
Settlement of exchange of Class B shares by member owners	(99,999)	—
Distributions to limited partners of Premier LP	(44,630)	(45,461)
Final remittance of net income attributable to former S2S Global minority shareholder	—	(1,890)
Other financing activities	—	19

Net cash provided by financing activities	168,069	52,825

Net increase (decrease) in cash and cash equivalents	(29,925)	10,888
Cash and cash equivalents at beginning of year	248,817	146,522

Cash and cash equivalents at end of period	$218,892	$157,410

Premier, Inc. FY’17 Q2 Results

Supplemental Financial Information - Reporting of Non-GAAP Free Cash Flow

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands)

	Three months ended December 31,		Six months ended December 31,
	2016	2015	2016	2015
Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:
Net cash provided by operating activities	$96,537	$112,008	$138,364	$134,727
Purchases of property and equipment	(17,359)	(21,741)	(34,325)	(38,882)
Distributions to limited partners of Premier LP	(22,137)	(23,029)	(44,630)	(45,461)

Non-GAAP Free Cash Flow	$57,041	$67,238	$59,409	$50,384

Premier, Inc. FY’17 Q2 Results

Supplemental Financial Information - Reporting of Adjusted EBITDA

and Non-GAAP Adjusted Fully Distributed Net Income

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands)

	Three months ended December 31,		Six months ended December 31,
	2016	2015	2016	2015
Reconciliation of Net Income to Adjusted EBITDA and Reconciliation of Operating Income to Segment Adjusted EBITDA:
Net income	$178,675	$60,995	$236,770	$113,248
Interest and investment loss (income), net	857	937	1,009	696
Income tax expense	104,938	12,674	128,274	31,714
Depreciation and amortization	14,198	12,199	28,216	24,064
Amortization of purchased intangible assets	11,151	9,271	20,360	15,318

EBITDA	309,819	96,076	414,629	185,040
Stock-based compensation (a)	6,423	11,554	12,319	25,254
Acquisition related expenses	4,216	5,644	7,153	9,116
Strategic and financial restructuring expenses	—	208	—	235
Adjustment to tax receivable agreement liability	—	—	(5,722)	(4,818)
ERP implementation expenses	432	1,518	1,526	2,078
Acquisition related adjustment - revenue	5,813	1,047	5,964	4,139
Remeasurement gain attributable to acquisition of Innovatix, LLC	(204,833)	—	(204,833)	—
Loss on disposal of long-lived assets	—	—	1,518	—
Other expense	139	8	228	8

Adjusted EBITDA	$122,009	$116,055	$232,782	$221,052

Income before income taxes	$283,613	$73,669	$365,044	$144,962
Remeasurement gain attributable to acquisition of Innovatix, LLC	(204,833)	—	(204,833)	—
Equity in net income of unconsolidated affiliates	(5,127)	(4,785)	(14,706)	(9,375)
Interest and investment loss (income), net	857	937	1,009	696
Loss on disposal of long-lived assets	—	—	1,518	—
Other expense (income), net	131	272	(875)	2,081

Operating income	74,641	70,093	147,157	138,364
Depreciation and amortization	14,198	12,199	28,216	24,064
Amortization of purchased intangible assets	11,151	9,271	20,360	15,318
Stock-based compensation (a)	6,423	11,554	12,319	25,254
Acquisition related expenses	4,216	5,644	7,153	9,116
Strategic and financial restructuring expenses	—	208	—	235
Adjustment to tax receivable agreement liability	—	—	(5,722)	(4,818)
ERP implementation expenses	432	1,518	1,526	2,078
Acquisition related adjustment - revenue	5,813	1,047	5,964	4,139
Equity in net income of unconsolidated affiliates	5,127	4,785	14,706	9,375
Deferred compensation plan income (expense)	8	(264)	1,103	(2,073)

Adjusted EBITDA	$122,009	$116,055	$232,782	$221,052

Segment Adjusted EBITDA:
Supply Chain Services	$119,022	$107,989	$236,326	$210,938
Performance Services	28,603	34,462	50,914	59,387
Corporate	(25,616)	(26,396)	(54,458)	(49,273)

Adjusted EBITDA	$122,009	$116,055	$232,782	$221,052

Reconciliation of Net Income (Loss) Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income:
Net income (loss) attributable to stockholders	$332,766	$(54,383)	$403,068	$416,771
Adjustment of redeemable partners’ capital to redemption amount	(285,208)	65,561	(347,016)	(401,240)
Net income attributable to non-controlling interest in Premier LP	131,117	49,817	180,718	97,717
Income tax expense	104,938	12,674	128,274	31,714
Amortization of purchased intangible assets	11,151	9,271	20,360	15,318
Stock-based compensation (a)	6,423	11,554	12,319	25,254
Acquisition related expenses	4,216	5,644	7,153	9,116
Strategic and financial restructuring expenses	—	208	—	235
Adjustment to tax receivable agreement liability	—	—	(5,722)	(4,818)
ERP implementation expenses	432	1,518	1,526	2,078
Acquisition related adjustment - revenue	5,813	1,047	5,964	4,139
Remeasurement gain attributable to acquisition of Innovatix, LLC	(204,833)	—	(204,833)	—
Loss on disposal of long-lived assets	—	—	1,518	—
Other expense	139	—	228	—

Non-GAAP adjusted fully distributed income before income taxes	106,954	102,911	203,557	196,284
Income tax expense on fully distributed income before income taxes	41,712	41,164	79,387	78,514

Non-GAAP Adjusted Fully Distributed Net Income	$65,242	$61,747	$124,170	$117,770

(a)	In addition to non-cash employee stock-based compensation expense, includes stock purchase plan expense of $0.2 million and $0.1 million for the three months ended December 31, 2016 and 2015, respectively, and $0.3 million and $0.2 million for the six months ended December 31, 2016 and 2015, respectively.

Premier, Inc. FY’17 Q2 Results

Supplemental Financial Information - Reporting of Net Income and Earnings Per Share

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(Unaudited)

(In thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2016	2015	2016	2015
Reconciliation of numerator for GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income:
Net income (loss) attributable to stockholders	$332,766	$(54,383)	$403,068	$416,771
Adjustment of redeemable partners’ capital to redemption amount	(285,208)	65,561	(347,016)	(401,240)
Net income attributable to non-controlling interest in Premier LP	131,117	49,817	180,718	97,717
Income tax expense	104,938	12,674	128,274	31,714
Amortization of purchased intangible assets	11,151	9,271	20,360	15,318
Stock-based compensation (a)	6,423	11,554	12,319	25,254
Acquisition related expenses	4,216	5,644	7,153	9,116
Strategic and financial restructuring expenses	—	208	—	235
Adjustment to tax receivable agreement liability	—	—	(5,722)	(4,818)
ERP implementation expenses	432	1,518	1,526	2,078
Acquisition related adjustment - revenue	5,813	1,047	5,964	4,139
Remeasurement gain attributable to acquisition of Innovatix, LLC	(204,833)	—	(204,833)	—
Loss on disposal of long-lived assets	—	—	1,518	—
Other expense	139	—	228	—

Non-GAAP adjusted fully distributed income before income taxes	106,954	102,911	203,557	196,284
Income tax expense on fully distributed income before income taxes	41,712	41,164	79,387	78,514

Non-GAAP Adjusted Fully Distributed Net Income	$65,242	$61,747	$124,170	$117,770

Reconciliation of denominator for GAAP EPS to Non-GAAP Adjusted Fully Distributed Earnings per Share:
Weighted Average:
Common shares used for basic and diluted earnings (loss) per share	49,445	41,575	48,330	39,655
Potentially dilutive shares	401	2,341	437	2,129
Conversion of Class B common units	91,462	102,178	93,366	104,143

Weighted average fully distributed shares outstanding - diluted	141,308	146,094	142,133	145,927

Reconciliation of GAAP EPS to Non-GAAP Adjusted Fully Distributed EPS:
GAAP earnings (loss) per share	$6.73	$(1.31)	$8.34	$10.51
Adjustment of redeemable limited partners’ capital to redemption amount	(5.77)	1.58	(7.18)	(10.12)
Impact of additions:
Net income attributable to non-controlling interest in Premier LP	2.65	1.20	3.74	2.46
Income tax expense	2.12	0.30	2.65	0.80
Amortization of purchased intangible assets	0.23	0.22	0.42	0.39
Stock-based compensation (a)	0.13	0.28	0.25	0.64
Acquisition related expenses	0.09	0.14	0.15	0.23
Strategic and financial restructuring expenses	—	—	—	0.01
Adjustment to tax receivable agreement liability	—	—	(0.12)	(0.12)
ERP implementation expenses	0.01	0.04	0.03	0.05
Acquisition related adjustment - revenue	0.12	0.02	0.12	0.10
Remeasurement gain attributable to acquisition of Innovatix, LLC	(4.14)	—	(4.24)	—
Loss on disposal of long-lived assets	—	—	0.03	—
Impact of corporation taxes	(0.84)	(0.99)	(1.63)	(1.98)
Impact of increased share count	(0.87)	(1.06)	(1.69)	(2.16)

Non-GAAP Adjusted Fully Distributed Earnings Per Share	$0.46	$0.42	$0.87	$0.81

(a)	In addition to non-cash employee stock-based compensation expense, includes stock purchase plan expense of $0.2 million and $0.1 million for the three months ended December 31, 2016 and 2015, respectively, and $0.3 million and $0.2 million for the six months ended December 31, 2016 and 2015, respectively.

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